EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

Nuveen Unit Investment Trust, Series 172

We consent to the use of our report dated December 15, 2016, with respect to the financial statements of Nuveen Unit Investment Trust, Series 172, comprising Nuveen Formula 10 Dow Portfolio, 4Q 2016, Nuveen Formula 30 S&P Portfolio, 4Q 2016 and Nuveen Formula Global 50 S&P Portfolio, 4Q 2016, included in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-213958) and related Prospectus and to the reference to our firm under the heading “Experts,” in Part B of the Prospectus.

/s/ KPMG LLP

KPMG LLP

Chicago, Illinois

December 15, 2016